Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our reports dated March 1, 2018 for Ares Management, L.P., in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-216251) and related Prospectus of Ares Management Corporation (successor to Ares Management, L.P.) for the registration of shares of its common stock and its preferred stock.

/s/ Ernst & Young LLP

Los Angeles, CA

November 26, 2018